EXHIBIT 10.20

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made and entered into as of the              day of                     , by and between PepsiCo, Inc., a North Carolina corporation (“PepsiCo”), and                     , a member of PepsiCo’s Board of Directors (the “Director”).

WHEREAS, PepsiCo and the Director each recognize the ongoing and substantial risk of litigation and other claims being asserted against directors of public companies; and

WHEREAS, in recognition of the need for protection against such litigation and claims to facilitate the Director’s continued effective service to PepsiCo, PepsiCo desires to provide for the indemnification, advancement, reimbursement and insurance of certain liabilities and expenses of the Director, to the full extent permitted by law;

NOW, THEREFORE, in consideration of these premises and of the Director’s continuation of service to PepsiCo, the parties hereto agree as follows:

1. Indemnification Against Liability. The Director shall be indemnified and held harmless by PepsiCo, to the full extent permitted by law, against any and all liabilities and assessments arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other (each being hereinafter referred to as an “Action”), including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such liability and assessment being hereinafter referred to as a “Liability”), incurred by the Director and arising out of his status as a director or member of a committee of the Board of Directors of PepsiCo, or by reason of anything done or not done by the Director in such capacities.

2. Indemnification Against Expense. The Director shall also be indemnified and held harmless by PepsiCo, to the full extent permitted by law, against any and all attorneys’ fees and other costs, expenses and obligations, and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such expense being hereinafter referred to as an “Expense”) arising out of or relating to any Action, including expenses incurred by a Director:

(a) in connection with investigating, defending, being a witness or participating in, or preparing to defend, be a witness or participate in, any Action (other than an Action commenced by the Director against another party, except as provided in Section 2(b) below) or any appeal of an Action; or

(b) in connection with any claim asserted or action brought by the Director for (i) payment or indemnification of Liabilities or Expenses or advance payment of Expenses by PepsiCo under this Agreement, or pursuant to any other agreement, any resolution of PepsiCo’s shareholders or Board of Directors, any provision of PepsiCo’s Restated Articles of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect, relating to any Action, or for specific performance pursuant to Section 19 hereof, and/or (ii) recovery under any directors’ and officers’ liability insurance policy or policies maintained by PepsiCo, regardless of whether the Director is ultimately determined to be entitled to such payment, indemnification, advance, or insurance recovery, as the case may be.

3. Exception for Certain Conduct. PepsiCo shall not be liable under this Agreement for payment of any Liability or Expense incurred by the Director on account of acts which, at the time taken, were known or believed by the Director to be clearly in conflict with PepsiCo’s best interests.

4. Partial Indemnification. If the Director is entitled under this Agreement to payment for some or a portion of any Liability or Expense relating to an Action, but not for the total amount thereof, PepsiCo shall nevertheless pay the Director for the portion thereof to which he or she is entitled.

5. Advances. PepsiCo shall pay any and all Expenses incurred by the Director in connection with any Action, whether or not the Action has been finally disposed of (an “Advance”), within five days after receipt by PepsiCo of an appropriate request therefor from the Director, provided, however, that PepsiCo shall not make such an Advance unless and until it has received an undertaking by or on behalf of the Director to repay such Advance unless it shall be determined that the Director is entitled to be indemnified by PepsiCo against such Expenses.

6. Demand and Final Payment. Final payments of Liabilities and Expenses provided for herein shall be made by PepsiCo no later than thirty days after receipt of a written request therefor by or on behalf of the Director, and the Director shall be deemed to be entitled to indemnification against and payment of such Liabilities and Expenses unless a determination is made within said thirty-day period by (i) a majority vote of a quorum of PepsiCo’s Board of Directors, consisting of disinterested directors who are not parties to the Action giving rise to the demand, (ii) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by majority vote of PepsiCo’s shareholders, that the Director has not met the standard of conduct for indemnification set forth in Section 3 of this Agreement. The Director may contest a determination that he or she is not entitled to indemnification by petitioning a court to make an independent determination with respect to the Director’s right to indemnification hereunder.

7. Failure to Indemnify. If a claim for payment of any Liability, Expense or Advance under this Agreement, or pursuant to any other agreement, any resolution of PepsiCo’s shareholders or Board of Directors, any provision of PepsiCo’s Restated Articles of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect, is not paid in full within thirty days, in the case of Liabilities and Expenses, or within five days, in the case of Advances, after a written request for payment thereof has been received by PepsiCo, the Director may bring an action against PepsiCo to recover the unpaid amount of such claim, together with interest thereon. It shall be a defense to any such claim (other than an action brought to enforce a claim for an Advance) that the Director has not met the standard of conduct which makes it permissible under applicable law for PepsiCo to indemnify the Director for the amount claimed, provided, however, that the burden of proving such defense shall be on PepsiCo and the Director shall be entitled to receive Advances pursuant to Section 5 hereof unless and until such defense shall be finally adjudicated by a court.

8. Presumption. For purposes of this Agreement, the termination of any Action by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Director has not met any particular standard of conduct required for payment under this Agreement.

9. Change in Control. If there is a Change in Control (as defined below) of PepsiCo, then the acquiring or successor Person (as defined below), as the case may be (the “Successor”), shall not diminish or limit in any manner the indemnification rights available to the Director immediately prior to such Change in Control, whether such rights were available under this Agreement, or pursuant to any other agreement, any resolution of PepsiCo’s shareholders or Board of Directors, any provision of PepsiCo’s Restated Articles of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect. No such Successor shall cancel, limit or in any way diminish the rights or coverage provided to the Director pursuant to one or more directors’ and officers’ insurance policies carried by PepsiCo immediately prior to any such Change in Control. For the purposes of this Agreement, the term “Change in Control” shall mean (i) the acquisition by any person or entity, or any group of persons or entities acting in concert (a “Person”), of direct or indirect beneficial ownership of 40% or more of the voting power or voting securities of PepsiCo, (ii) the acquisition by any Person of direct or indirect beneficial ownership of 20% or more of the voting power or voting securities of PepsiCo and the subsequent election of a majority of the members of PepsiCo’s Board of Directors who were not members of the Board for the two-year period immediately preceding their election, (iii) a transfer of all or substantially all of PepsiCo’s assets to another Person who is not a wholly owned subsidiary of PepsiCo, or (iv) merger or consolidation of PepsiCo with another corporation where, as a result of such merger and consolidation, less than 60% of the outstanding voting securities of the surviving or resulting corporation shall then be owned by the shareholders of PepsiCo immediately prior to such merger or consolidation.

10. Security. As collateral security for its obligations hereunder and under similar agreements, PepsiCo may, and shall in the event of a threatened Change in Control, establish and maintain, for a period of ten years after the establishment thereof, an escrow account with an aggregate value of no less than $50,000,000 by depositing assets or bank letters of credit in escrow or by reserving lines of credit that may be drawn down by an escrow agent in no less than said amount (the “Reserve”). Promptly following the establishment of such Reserve, PepsiCo shall provide the Director with copies of all documents relating to the establishment, maintenance and operation of such Reserve, and with such additional information as the Director may reasonably request.

11. Director’s Obligations. The Director shall promptly notify PepsiCo in writing of the institution of any Action which may be the subject of this Agreement and shall keep PepsiCo generally informed of any such Action. Notices to PepsiCo shall be directed to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, Attention: Secretary (or to such other address as PepsiCo may notify the Director in writing). Notice shall be deemed received three business days after the date postmarked and shall be sent by certified or registered mail, properly addressed. In addition, the Director shall give PepsiCo such information and cooperation as PepsiCo shall reasonably require and as shall be in the Director’s power.

12. Termination. This Agreement may not be terminated except by a writing to that effect executed by the parties hereto. This Agreement shall continue in effect regardless of whether the Director continues to serve as a director of PepsiCo.

13. Contract Rights Not Exclusive. The rights of the Director hereunder shall be in addition to, but not exclusive of, any other right which the Director may have pursuant to any other agreement, any resolution of PepsiCo’s shareholders or Board of Directors, any provision of PepsiCo’s Restated Articles of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect.

14. Insurance. The rights of the Director hereunder shall also be in addition to any rights the Director may now or hereafter have under policies of insurance maintained by PepsiCo or otherwise. PepsiCo may purchase and maintain insurance on behalf of its directors against any liability asserted against or incurred by them, whether or not PepsiCo would have the power to indemnify them against such liability, and the Director shall be covered by such policy or policies to the maximum extent of the coverage available for any director of PepsiCo.

15. Subrogation. In the event of any payment under this Agreement, PepsiCo shall be subrogated to the extent of such payment to all of the rights of recovery of the Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable PepsiCo effectively to bring suit to enforce such rights.

16. No Duplication of Payments. PepsiCo shall not be liable under this Agreement to make any payment in connection with any claim made against the Director to the extent the Director has actually received payment of the amounts otherwise payable hereunder.

17. Modification and Waiver. No supplement, modification or amendment of any of the provisions of this Agreement and no consent by either party hereto to any departure therefrom by the other party hereto shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of PepsiCo) and spouses, heirs and personal and legal representatives.

19. Specific Performance. The failure of PepsiCo to perform any of its obligations hereunder shall entitle the Director, as a matter of course, to request an injunction from any court of competent jurisdiction to enforce such obligations. Such right to request specific performance shall be cumulative and in addition to any other rights and remedies to which the Director shall be entitled.

20. Severability. If any provision or provisions of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof, and the remaining provisions, and portions thereof, shall be enforceable to the fullest extent permitted by law.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

PepsiCo, Inc.

By:
Larry D. Thompson Senior Vice President, Government Affairs, General Counsel and Secretary